Addendum #2.

Exclusivity


King Media, Inc. agrees to allow Cooperative Images to secure another agency for the purposes of buying short-form radio direct response for the calendar years 1997 and 1998

King Media, Inc. releases Cooperative Images from the requirement of paying 2/3 of the appropriate commission on any such media purchases made through the other agency or agencies for radio direct response for 1997 and 1998.

Nothing in this addendum shall be construed as a permenant modificaiton of the exclusive of KMI's agency relationship.

In whitness whereof, the Parties hereto have set their hands and seals,


Addendum to Advertising Agreement made between King Media, Inc. and Cooperative Images, Inc.

Client                                          King Media, Inc.
By:/s/Gerard A. Powell,CEO date 11-12-97        By:/s/Allen Stern,President
date 11/12/97